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                                                                 Exhibit 5.1

                           BRAND FARRAR & BUXBAUM LLP
                               COUNSELLORS AT LAW
                       515 South Flower Street, Suite 3500
                       Los Angeles, California 90071-2201


                                  March 6, 2000

PERCEPTRONICS, INC.
21010 Erwin Street
Woodland Hills, California  91367

         Re:      PERCEPTRONICS, INC.
                  1999 Stock Option Plan
                  1999 Stock Option Plan for Non-Employee Directors 750,000 Shares of Common Stock, $0.001 Par Value

Ladies and Gentlemen:

         We have acted as counsel for Perceptronics, Inc. (the "Registrant") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 750,000 shares of the Registrant's Common Stock, $.001 par value (the "Shares"), to be issued upon the exercise of options under the Perceptronics, Inc. 1999 Stock Option Plan and the Perceptronics, Inc. 1999 Stock Option Plan for Non-Employee Directors (collectively, the "Plans").

         In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth herein, including without limitation:

         1.    The Certificate of Incorporation of the Registrant.

         2.    The Bylaws of the Registrant, as amended to date.

         3. Confirmation of the Secretary of the State of Delaware as to the good standing of the Registrant in that state.

         4. A Certificate of the Secretary of the Registrant relating to resolutions duly adopted by the Board of Directors of the Registrant regarding the Plans.

         5. A Certificate of the Secretary of the Registrant relating to the approval of the Plans by the stockholders of the Registrant.

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Perceptronics, Inc.
March 3, 2000
Page 2


         6.    Copies of the Plans.

         In addition to the examination outlined above, we have conferred with various officers of the Registrant and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plans and the terms of any agreement relating to any of the options granted thereunder, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Brand Farrar & Buxbaum LLP

                                                 BRAND FARRAR & BUXBAUM LLP